FOR IMMEDIATE RELEASE
March 2, 2005

Contact:   Anthony J. Monteverdi
           President and Chief Executive Officer
           (718) 677-4414

                 Flatbush Federal Bancorp, Inc. Reports Earnings
                  for Quarter and Year Ended December 31, 2004

Brooklyn, NY - Flatbush Federal Bancorp, Inc. (OTC Bulletin Board: FLTB), the holding company of Flatbush Federal Savings and Loan Association ("the Association"), announced consolidated net income of $98,000, or $0.04 per share, for the quarter ended December 31, 2004 as compared to $42,000, or $0.02 per share, for the same quarter in 2003. Net income for the year ended December 31, 2004 was $278,000, or $0.12 per share, compared to $81,000 for the year ended
December 31, 2003. The Company issued common stock on October 17, 2003, and therefore earnings per share for the year ended December 31, 2003 were not reported.

The Company's assets as of December 31, 2004 were $134.2 million compared to $142.9 million at December 31, 2003, a decrease of $8.7 million, or 6.1%. Cash and cash equivalents decreased $23.1 million, or 78.8%, to $6.2 million at December 31, 2004 from $29.3 million at December 31, 2003. Investment securities decreased $5.0 million, or 35.2%, to $9.2 million at December 31, 2004 from $14.2 million at December 31, 2003. As a partial offset, mortgage-backed securities increased $16.8 million, or 305.4%, to $22.3 million at December 31, 2004 from $5.5 million as of December 31, 2003. In addition, loans receivable increased $2.3 million, or 2.5%, to $92.9 million at December 31, 2004 from $90.6 million as of December 31, 2003. Management continued to reinvest assets from short-term liquid investments to longer-term higher yielding investments and loans.

Total deposits decreased $9.1 million, or 7.2%, to $116.9 million at December 31, 2004 from $126.0 million as of December 31, 2003.

Total stockholders' equity increased $185,000 to $15.8 million at December 31, 2004 from $15.6 million at December 31, 2003.

The Company adopted a Stock-Based Incentive Plan ("the Plan") on November 19, 2004 following the approval of the stockholders. The Plan authorized 46,056 shares of restricted stock to be distributed to Directors and Officers as an incentive to share in the growth and performance of the Company. The Company implemented a stock buyback program to acquire such shares. The Company will continue the buyback program until the completion of the Plan requirements. As of December 31, 2004, 32,000 shares have been acquired.

INCOME INFORMATION - Three month periods ended December 31, 2004 and 2003

Net income increased by $56,000, or 133.3%, to $98,000 for the quarter ended December 31, 2004 from $42,000 for the same quarter in 2003. The increase in earnings for the quarter was primarily due to an increase of $100,000 in interest income and a decrease of $66,000 in interest expense, partially offset by an increase of $64,000 in non-interest expense, an increase of $42,000 in income taxes, and a $4,000 decrease in non-interest income. The increase in interest income was due to a shift in the interest earning assets from short-term lower yielding investments to longer-term, higher yielding mortgage-backed securities and loans. The average yield on interest earning assets increased 60 basis points to 5.57% for the quarter ended December 31, 2004 from 4.97% for the quarter ended December 31, 2003. The decrease in interest expense was due to the lower average balance of interest-bearing deposits for the quarter ended December 31, 2004. The average balance of interest-bearing deposits decreased by $9.6 million to $112.2 million for the quarter ended December 31, 2004 from $121.8 million for the same quarter in 2003. In addition, the average cost of funds decreased 10 basis points to 1.60% for the quarter ended December 31, 2004 from 1.70% for the quarter ended December 31, 2003. The Association experienced diminished activity in fee-generating transactions, resulting in a decrease in non-interest income for the quarter ended December 31, 2004.

Non-interest expense increased by $64,000 to $1.3 million for the quarter ended December 31, 2004 from $1.2 million for the same period in 2003.

INCOME INFORMATION - Years ended December 31, 2004 and 2003

Net income increased by $197,000, or 243.2%, to $278,000 for the year ended December 31, 2004 from $81,000 for the year ended December 31, 2003. The increase was primarily due to an increase of $289,000 in interest income and a decrease of $455,000 in interest expense, which was partially offset by a decrease of $37,000 in non-interest income and increases of $390,000 in non-interest expense and $127,000 in income taxes. The increase in interest income was attributed to the shift in interest-earning assets from short-term lower yielding investments to long-term higher yielding mortgage-backed securities and loans. The average yield on interest-earning assets increased 57 basis points to 5.25% for the year ended December 31, 2004 from 4.68% for the year ended December 31, 2003. The decrease in interest expense was due to the lower average balance of interest-bearing deposits for the year ended December 31, 2004. The average balance of interest-bearing deposits decreased by $8.5 million to $115.9 million for the year ended December 31, 2004 from $124.4 million for the year ended December 31, 2003. In addition, the average cost of funds decreased 26 basis points to 1.57% for the year ended December 31, 2004 from 1.83% for the same period in 2003. The Association experienced diminished activity in fee-generating transactions, resulting in a decrease in non-interest income during the comparative periods.

Non-interest expense increased by $390,000 to $5.0 million for the year ended December 31, 2004 from $4.6 million for the year ended December 31, 2003.

Other financial information is included in the table that follows. All information is unaudited.

This press release may contain certain "forward-looking statements" which may be identified by the use of such words as "believe", "expect", "intend", "anticipate", "should", "planned", "estimated", and "potential". Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic condition, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

SELECTED FINANCIAL CONDITION DATA

(in thousands)                           DECEMBER 31      DECEMBER 31
                                             2004             2003
                                        ------------     ------------
Total Assets                            $    134,248     $    142,937
Loans Receivable                              92,925           90,571
Investment Securities                          9,187           14,212
Mortgage-backed Securities                    22,300            5,521
Cash and Cash Equivalents                      6,215           29,260
Deposits                                     116,857          126,032
Stockholders' Equity                          15,810           15,625



SELECTED OPERATING DATA

                                             AT OR FOR THE THREE              AT OR FOR THE
                                          MONTHS ENDED DECEMBER 31       YEARS ENDED DECEMBER 31
(in thousands)                               2004           2003           2004           2003
                                            ------         ------         ------         ------
Total Interest Income                       $1,820         $1,720         $7,012         $6,723
Total Interest Expense                         451            517          1,816          2,271
Net Interest Income                          1,369          1,203          5,196          4,452
Provision for Loan Loss                          0              0              1              8
Non-interest Income                             53             57            247            284
Non-interest Expense                         1,255          1,191          4,960          4,570
Income Taxes                                    69             27            204             77
Net Income                                  $   98         $   42         $  278         $   81

PERFORMANCE RATIOS

Return on Average Assets                      0.29%          0.12%          0.20%          0.05%
Return on Average Equity                      2.46%          1.08%          1.76%          0.78%
Interest Rate Spread                          3.97%          3.26%          3.68%          2.85%

ASSET QUALITY RATIOS

Allowance for Loan Losses to
   Total Loans Receivable                     0.19%          0.20%          0.19%          0.20%
Non-performing Loans to Total Assets          0.09%          0.03%          0.09%          0.03%

CAPITAL RATIO

Equity to Total Assets                                                     11.02%         10.23%
